UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

November 12, 2007

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 14, 2007, Basin Water, Inc. (the “Company”) issued a press release announcing the formation of an exclusive, service-based alliance with Rohm and Haas Chemicals LLC (“Rohm and Haas”) to develop, market and sell ion exchange resin-based systems and other technologies for the treatment of impaired groundwater in the United States and Canada pursuant to an Alliance Agreement dated November 12, 2007 (the “Alliance Agreement”). Additionally, pursuant to the terms of the Alliance Agreement, the alliance will conduct research and development in the field of contaminant removal from groundwater and residuals management for water treatment processes. The parties intend to develop certain specific objectives whereby both parties would share net gross profits from the initiatives on a 50-50 basis. For all other Company projects in the alliance scope and territory for which Rohm and Haas provides either ion exchange resins or technical support, the Company will pay Rohm and Haas a percentage of revenues from such projects. The alliance has a term of five years, with automatic five-year extensions so long as certain milestones have been met.

The description of the terms and conditions of the Alliance Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Alliance Agreement, a copy of which the Company intends to file with its annual report on form 10-K for the period ending December 31, 2007, requesting confidential treatment of certain portions.

A copy of Basin Water’s press release announcing the Alliance Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document

99.1	Press release issued by Basin Water, Inc. on November 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date: November 15, 2007	BY:	/s/ Thomas C. Tekulve
Thomas C. Tekulve
Chief Financial Officer, Treasurer and Assistant Secretary

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